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                                                                    EXHIBIT 99.2

          PMR ANNOUNCES EXECUTION OF DEFINITIVE MERGER AGREEMENT WITH
                       BEHAVIORAL HEALTHCARE CORPORATION


SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), a leading provider of disease management services for the Seriously Mentally Ill, announced today that PMR has entered into a definitive merger agreement with Behavioral Healthcare Corporation ("BHC") for approximately $209 million in total consideration. The consideration includes $94.4 million in cash and cash equivalents, 2.6 million shares of PMR's Common Stock and the assumption of net debt of approximately $90 million. The transaction will be treated as a purchase for accounting purposes.

Consummation of the transaction is subject to various conditions, including expiration of the Hart-Scott-Rodino waiting period and approval of the stockholders of PMR and BHC.

BHC, located in Nashville Tennessee, is a national leader in the provision of a broad range of acute psychiatric care and behavioral health services. BHC owns and operates 43 hospitals in 18 states and Puerto Rico, serving more than 60,000 patients and generated more than $300 million in annual revenue in the fiscal year ended June 30, 1998.

PMR is a national leader in the management of outpatient based disease management services for individuals with a serious mental illness. PMR operates 57 programs in 23 states serving more than 11,000 patients and generated approximately $67 million in annual revenue in the fiscal year ended April 30, 1998.

"The combination of PMR and BHC will set the platform for the evolution of a disease focused organization that specializes in creating complete continuums of coordinated health care services for individuals that have disorders of the brain in key markets throughout the country," said Allen Tepper, CEO. "Upon completion of the transaction, the Company, with operations in 32 states and revenues approaching $400 million, will offer patients and physicians a complete array of medical services, pharmacy services and community based case management, crisis, and residential support services. BHC brings an outstanding portfolio of leading acute psychiatric facilities, as well as, a top flight management team, that has generated outstanding results in a challenging environment."

PMR expects to complete this transaction by November 1998. Upon completion of the transaction, PMR plans to change its corporate name to Bragen Health Solutions, Inc. Bragen is the Germanic derivation for "the brain" and symbolizes the Company's objective of expanding its focus to the treatment and management of all disorders of the brain.

"We are excited to be part of the creation of Bragen Health Solutions," said Ed Stack, CEO of BHC. "BHC and PMR share a commitment to providing quality patient care in a highly ethical manner. Bragen Health Solutions will continue the strong, shared tradition of both companies; meeting the needs of the mentally ill. This combination will allow us to integrate the full


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continuum of patient services available to any person with a mental illness in the communities we serve."

The Company plans a conference call for tomorrow, Friday, July 31, 1998, at 9:00 am EST to discuss this event and other issues of interest. Participants please call 1-800-344-6783, and ask for the "PMR update call".

PMR is a leader in the development and management of programs and services for individuals with a serious mental illness.

This press release contains forward looking statements that involve risks and uncertainties, including the risk that PMR will not successfully complete its transaction with BHC. Forward looking statements reflect PMR's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Reference is made to the cautionary statements contained in PMR's annual report on form 10K on file with the Securities and Exchange Commission.

CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, Executive V.P./CFO


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